                                                                   EXHIBIT 10.47

                              TRANSITION AGREEMENT

                  THIS TRANSITION AGREEMENT (this "Agreement") is made and entered into by and between Vern Hanzlik ("Hanzlik"), a resident of Minnesota, and Stellent, Inc. (the "Company"), a Minnesota corporation.

                                   BACKGROUND

         A. Hanzlik was employed by the Company as its President and Chief Executive Officer, pursuant to an Employment Agreement effective as of November 1, 2001 (the "Employment Agreement"). Hanzlik was eligible to participate in various plans and programs of the Company, including but not limited to the Company's stock option plan.

         B. Hanzlik and the Company are parties to stock option agreements (the "Option Agreements"), which grant to Hanzlik certain options to purchase shares of the Company's common stock (the "Options") under certain circumstances specified in the Option Agreements.

         C. Hanzlik has tendered and the Company has accepted his resignation as a director and as President and Chief Executive Officer, to be effective as of the dates set forth below.

         D. The parties are concluding their current relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

         E. The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any unlawful or improper conduct toward each other or treated each other unfairly.

         F. The parties desire to resolve all issues now in dispute between them and have agreed to a full settlement of such issues.

                  NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties, intending to be legally bound, agree as follows:

                                   AGREEMENTS

         1. RESIGNATIONS. Hanzlik confirms his resignation, effective March 31, 2003 (the "Transition Date"), as President and Chief Executive Officer and from all positions held by him as an officer of the Company. Hanzlik also confirms his resignation, effective as of the Transition Date, from the Company's Board of Directors. At the same time as he signs this Agreement Hanzlik will sign a resignation in the form attached to this Agreement as Exhibit A. Hanzlik shall be paid his base salary and any accrued and unused paid time off through the Transition Date, in accordance with the regular payroll practices of the Company. Hanzlik acknowledges and agrees that he is not entitled to any bonus compensation.

         2. RESIGNATIONS FROM COMPANY AFFILIATES. Hanzlik will resign each position he may hold as an employee, officer, or director of any affiliate of the Company, effective upon such dates to be agreed upon by Hanzlik and the Company, but in no event later than May 15, 2003. Hanzlik will sign resignations in the form attached to this Agreement as Exhibit B with respect to such resignations from each affiliate of the Company. Hanzlik shall not receive any compensation for service as an officer or director of any affiliate after the Transition Date, except such compensation as is provided under this Agreement.

         3. CONTINUING EMPLOYMENT WITH THE COMPANY. Notwithstanding Hanzlik's resignations pursuant to paragraphs 1 and 2 of this Agreement, Hanzlik will continue to be employed by the Company after March 31, 2003 as a Business Development Specialist pursuant to the terms and conditions of a separate employment agreement (the "Transitional Employment Agreement") to be agreed upon by the parties.

         4. RELEASE BY HANZLIK. At the same time that Hanzlik executes this Agreement, but no earlier than the Transition Date, he shall execute a Release in the form attached to this Agreement as Exhibit C (the "Release"). This Agreement will not be interpreted or construed to limit the Release in any manner.

         5. PAYMENTS. The Company will make the payments to Hanzlik or on his behalf as set forth in paragraphs 5.a. and 5.b. below in lieu of any further payments or compensation under the Employment Agreement or that Hanzlik would otherwise be entitled to receive as an employee, officer or director of the Company. The Company will make such payments only if (i) Hanzlik has not rescinded this Agreement or the Release within the rescission period set forth in paragraph 22 below (the "Rescission Period"), (ii) the Company has received written confirmation from Hanzlik, in the form attached to this Agreement as Exhibit D, dated not earlier than the day after the expiration of the Rescission Period, that Hanzlik has not rescinded and will not rescind this Agreement or the Release, (iii) Hanzlik has not breached any of his obligations pursuant to this Agreement or the Release (or, if a breach has occurred, such breach has been cured within five (5) days after notice from the Company), and (iv) Hanzlik has not breached any of his obligations pursuant to the Transitional Employment Agreement (or, if a breach has occurred, such breach has been cured within any cure period set forth in the Transitional Employment Agreement).

                  a. SALARY CONTINUATION. The Company will pay Hanzlik two hundred forty thousand dollars ($240,000), such amount being equal to twelve months' base salary, less all legally required and authorized withholdings. The pay will be paid in equal installments in accordance with the Company's regular payroll practices, for the period from the Transition Date through March 31, 2004, commencing on the first regular payroll date of the Company following the expiration of the applicable rescission period. The salary continuation provided in this subparagraph is in addition to any payments to which Hanzlik may be entitled under the Transitional Employment Agreement.

                  b. HEALTH AND DENTAL INSURANCE REIMBURSEMENT. If Hanzlik elects to continue his group health and dental insurance under the terms of paragraph 6 below, the Company shall reimburse Hanzlik for a portion of the cost of the premiums that he is required to pay to maintain such COBRA coverage for a period of up to twelve (12) months following the Transition Date. Such portion shall be equal to the Company's portion of the health and dental insurance premiums that would be paid by the Company if Hanzlik was an employee of the Company, at the same level of coverage that was in effect on the Transition Date, less all legally required and authorized withholding. Reimbursement for insurance coverage under this paragraph will be provided until the earliest of the following dates: (i) March 31, 2004, (ii) the date on which Hanzlik becomes eligible for comparable group health or dental insurance coverage from any other employer, or (iii) the date that COBRA continuation coverage ends under the applicable plan or laws. Any amount that Hanzlik is entitled to receive by way of reimbursement under this subparagraph shall be paid to Hanzlik by the Company in approximately equal installments commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law and continuing monthly thereafter. For purposes of mitigation and reduction of the Company's financial obligations to Hanzlik, Hanzlik shall promptly and fully disclose to the Company in writing the fact that he has become eligible for comparable group health or dental insurance coverage from any other employer. Hanzlik shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Hanzlik's failure or unwillingness to make such disclosure.

         6. HEALTH AND DENTAL INSURANCE CONTINUATION. Hanzlik will have the right to continue his group health and dental insurance coverage after March 31, 2003 under such terms as are made available to similarly-situated employees of the Company, pursuant to the terms and conditions of the applicable plan and laws.

         7. RETIREMENT PLANS. To the extent that Hanzlik is currently a participant in any retirement, pension, or profit sharing plans of the Company, Hanzlik will be entitled to begin drawing benefits at the times and under the terms and conditions set forth in any such plan.

         8. STOCK OPTIONS. Hanzlik acknowledges and agrees that the Options listed in this paragraph are his only Options to purchase shares of the Company's Common Stock and that such Options are exercisable, or will become exercisable, in accordance with the plans under which the options were granted and the Option Agreements and only to the extent such Options currently are vested, or become vested by virtue of Hanzlik's continued employment with the Company pursuant to the Transitional Employment Agreement. Hanzlik further agrees and acknowledges that all of these Options to purchase the Company's Common Stock will expire and cease to be outstanding in accordance with the plans under which the options were granted and the applicable Option Agreements. Nothing in this Agreement is intended to modify in any way the terms and conditions of the Option Agreements and it is the intent of Hanzlik and the Company that the Options continue to vest in accordance with the Option Agreements while Hanzlik is employed pursuant to the Transitional Employment Agreement.

                Date of                 Exercise             Shares Originally
 Plan            Grant                   Price                   Granted
-----          --------                 --------             -----------------
94-97          05/17/94                  $0.200                  269,065
94-97          01/13/99                  $5.125                   52,000
94-97          09/30/99                  $8.625                   17,030
94-97          09/30/99                  $8.625                   57,970
94-97          04/03/01                 $17.125                   10,000
94-97          04/03/01                 $17.125                   25,000
94-97          02/18/00                 $29.375                   25,000
 2000          05/21/02                  $6.280                  150,000
 2000          10/01/01                 $13.590                   75,000
 2000          01/08/01                 $35.438                   75,000
 2000          02/25/03                  $4.470                  110,000

         9. NON-DISCLOSURE AND NON-COMPETITION.

                  a. CONFIDENTIAL INFORMATION. Except as permitted by the Company's Board of Directors, Hanzlik will not at any time divulge, furnish, or make accessible to anyone or use in any way any confidential, proprietary, or secret knowledge or information of the Company or any Affiliate (as defined in paragraph 9.e. below) that Hanzlik has acquired during the period of his employment by the Company, whether developed by himself or by others, concerning
(i) any trade secrets, (ii) any confidential, proprietary, or secret designs, processes, programs, computer code, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any Affiliate, (iii) any customer or supplier lists of the Company or any Affiliate, (iv) any confidential, proprietary, or secret development or research work of the Company or any Affiliate, (v) any strategic or other business, marketing, or sales plans of the Company or any Affiliate, (vi) any financial or personnel data or plans respecting the Company or any Affiliate, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company or any Affiliate. Hanzlik acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company or its Affiliates and would also constitute a breach of his obligations pursuant to this Agreement for purposes of paragraph 5 above. The foregoing obligations of confidentiality will not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company or any Affiliate, other than as a direct or indirect result of the breach of this Agreement by Hanzlik, (ii) is independently made available to Hanzlik in good faith by a third party who, to Hanzlik's knowledge, has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process or to enforce Hanzlik's rights against the Company, provided that Hanzlik provides advance notice to the Company of his intent to disclose Confidential Information and allows the Company sufficient time to initiate action to protect the Confidential Information. Hanzlik understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company's confidential information are in addition to any obligations of Hanzlik under applicable statutory or common law.

                  b. NON-COMPETITION. Hanzlik shall not, for twelve (12) months following the termination of his employment with the Company:

                        (i) directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, or otherwise), engage in any business, in the United States or in any other location in which the Company or any Affiliate is then doing business or actively planning to do business (A) that designs, develops, markets, distributes, or sells web content management services or products, or (B) that designs, develops, markets, distributes, or sells services or products similar to and competitive with any service or product then being developed, marketed, or distributed by the Company or any Affiliate; provided, however, nothing contained herein shall prohibit Hanzlik from owning less than 3% of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market; or

                       (ii) directly or indirectly, alone or with others, hire, engage or solicit any person who is then an employee or contractor of the Company or any Affiliate, or who was an employee or contractor of the Company or any Affiliate at any time during the six (6) month period immediately preceding the Transition Date, in any manner or capacity, to terminate their relationship with the Company or to become employed by any business enterprise with which Hanzlik may then be associated, affiliated or connected; or

                      (iii) directly or indirectly, alone or with others, solicit, request, advise, or induce or assist anyone else in soliciting, requesting, advising, or inducing any current or potential customer, supplier or other business contact of the Company or any Affiliate at any time during the twelve
                              (12) month period immediately preceding Hanzlik's termination of employment, to cancel, curtail, or otherwise adversely change its relationship with the Company or any Affiliate in any manner or capacity.

Prior to accepting any employment, consulting or similar contract or agreement with any third party, Hanzlik shall inform that party of this Agreement and provide that party with a copy of this paragraph 9 of this Agreement.

                  c. ACKNOWLEDGMENT/INJUNCTIVE RELIEF. Hanzlik acknowledges that the provisions of this paragraph 9 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that any violation of this paragraph 9 by Hanzlik will cause substantial and irreparable harm to the Company or its Affiliates to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event of any actual or threatened breach by Hanzlik of any provision of this paragraph 9, Hanzlik agrees that the Company will be entitled to an injunction, in addition to all the other remedies it may have, restraining Hanzlik from violating or continuing to violate such provision and that such relief may be granted without the necessity of proving actual monetary damages.

                  d. BLUE PENCIL DOCTRINE. If the duration of, scope of, or any business activity covered by this paragraph 9 is in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is valid and enforceable. Hanzlik acknowledges that this paragraph 9 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable laws.

                  e. AFFILIATED ENTITIES. As used in this Agreement, "Affiliate" shall include the Company and any corporation, partnership, or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case, "control" meaning the direct or indirect ownership of 50% or more of all outstanding interests).

         10. RECORDS, DOCUMENTS, AND PROPERTY. On or before the Transition Date, Hanzlik will deliver to the Company any and all records and any and property of the Company or any Affiliate in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or any Affiliate and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company or any Affiliate.

         11. NON-DISPARAGEMENT. Hanzlik will not malign, defame, or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company's directors, officers, employees, or agents. The Company will not authorize or permit any statements that malign, defame, or disparage the reputation, character, or image of Hanzlik.

         12. INDEMNIFICATION. Hanzlik will be entitled, as a current or former employee, officer, or director, to the same rights to indemnification and advancement of expenses provided in the applicable charter documents of the Company and under applicable Minnesota law and to indemnity and a legal defense under any applicable general liability or directors' and officers' liability insurance policies maintained by the Company, as such rights exist now or in the future, and as such rights are afforded to other current or former employees, officers, or directors of the Company, as applicable.

         13. HANZLIK'S FUTURE COOPERATION. Hanzlik and Stellent acknowledge that during his employment with the Company he served as an officer and director of the Company and its Affiliates. At the Company's reasonable request and upon reasonable notice, Hanzlik will, from time to time and without further consideration, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Hanzlik in his capacity as an officer or director of the Company) as may be necessary or appropriate to formalize and complete the Company's corporate records.

         14. FULL COMPENSATION. Hanzlik understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Hanzlik for and extinguish any and all of the potential claims Hanzlik is releasing in the Release, including without limitation, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

         15. NO ADMISSION OF WRONGDOING. Hanzlik understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any unlawful or improper conduct toward Hanzlik. Hanzlik will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly.

         16. AUTHORITY. Hanzlik represents and warrants that he has the authority to enter into this Agreement and the Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release. The Company represents that the undersigned director has the authority to enter into this Agreement on behalf of the Company.

         17. LEGAL REPRESENTATION. Hanzlik acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement and the Release, that he has had a full opportunity to consider this Agreement and the Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Release, and any qualified employee benefit plans sponsored by the Company in which Hanzlik is a participant.

         18. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

         19. INVALIDITY. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement and the remaining provisions of this Agreement will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

         20. ENTIRE AGREEMENT. This Agreement, the Release, the Option Agreements, and any qualified employee benefit plans sponsored by the Company in which Hanzlik is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Release, the Option Agreements, or any qualified employee benefit plans sponsored by the Company in which Hanzlik is a participant are intended by either party to be legally binding. All other agreements and understandings between the parties are hereby cancelled, terminated, and superseded. The parties acknowledge that they will also be entering into a Transitional Employment Agreement, the terms of which shall be in addition to the terms of this Agreement.

         21. PERIOD TO CONSIDER THE RELEASE AND THE AGREEMENT. Hanzlik understands that he has 21 days to consider whether to sign this Agreement and the Release. If Hanzlik signs this Agreement and the Release before the end of the 21-day period, it will be his voluntary decision to do so because he has decided he does not need any additional time to decide whether to sign this Agreement and the Release.

         22. RIGHT TO RESCIND OR REVOKE. Hanzlik understands that he has the right to rescind or revoke this Agreement and the Release for any reason within fifteen (15) calendar days after he signs them. Hanzlik understands that this Agreement will not become effective or enforceable unless and until he has not rescinded this Agreement or the Release and the Rescission Period has expired. Hanzlik understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to Gregg A. Waldon, Stellent, Inc., 7777 Golden Triangle Drive, Eden Prairie, MN 55344 and (b) delivered to Gregg A. Waldon within the fifteen-day period. If mailed, the rescission must be (a) postmarked within the fifteen-day period and (b) addressed to Gregg A. Waldon, Stellent, Inc., 7777 Golden Triangle Drive, Eden Prairie, MN 55344.

         23. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         24. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         25. GOVERNING LAW. This Agreement and the Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Release will be governed by, the laws of the State of Minnesota.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated below.

Dated:                      , 2003
      ----------------------             --------------------------------------
                                         Vern Hanzlik


Dated:                      , 2003       STELLENT, INC.
      ----------------------

                                         BY:
                                            --------------------------
                                            Robert Olson
                                            Its Chairman of the Board

                                                                   EXHIBIT 10.47



                                 March 31, 2003

Robert Olson
Chairman
Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, MN 55344

Dear Bob:

                  This will confirm my resignations, effective March 31, 2003, as President and Chief Executive Officer of Stellent, Inc. (the "Company"), as director of the Company, and of all other positions I may hold as an officer or director of the Company.

                                            Sincerely,


                                            Vern Hanzlik


                                                                       EXHIBIT A

                                                                   EXHIBIT 10.47


                                 _____ __, 2003



Robert Olson
Chairman
Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, MN 55344

Dear Bob:

                  This will confirm my resignations, effective as of ____ __, 2003, as [titles] of [affiliate name] (the "Company"), and of all other positions I may hold as employee, officer, or director of the Company.


                                            Sincerely,

                                            Vern Hanzlik


                                                                       EXHIBIT B

                             RELEASE BY VERN HANZLIK

DEFINITIONS. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

         A. I, me, and my include both me (Vern Hanzlik) and anyone who has or obtains any legal rights or claims through me.

         B. Stellent means Stellent, Inc., any company related to Stellent, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successor of Stellent, Inc.

         C. Company means Stellent; the present and past officers, directors, committees, shareholders, and employees of Stellent; any company providing insurance to Stellent in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Stellent (other than multiemployer plans); the attorneys for Stellent; and anyone who acted on behalf of Stellent or on instructions from Stellent.

         D. Agreement means the Transition Agreement between Stellent and me that I am executing on the same date on which I execute this Release, including all of the documents attached to or referred to in the Agreement.

         E. My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

                  1. all claims arising out of or relating to my employment with Stellent or the termination of my employment as President and Chief Executive Officer;

                  2. all claims arising out of or relating to the statements, actions, or omissions of the Company;

                  3. all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers' compensation non-interference or non-retaliation statutes (such as Minn. Stat. Section 176.82);

                  4. all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of


                                                                       EXHIBIT C
                           good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a "whistleblower"; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

                  5. all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

                  6. all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

                  7.       all claims for attorneys' fees, costs, and interest.

                  However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights that I may have as a current or former employee, officer or director of Stellent to indemnification under Stellent by-laws, under any directors and officers insurance policies or any errors and omissions insurance policies that may be maintained by Stellent, or under any applicable state or federal laws providing for indemnification of corporate officers or directors; any rights that I may have to benefits under any employee benefit plan sponsored by Stellent in which I am currently a participant; and any claims for breach of the Agreement.

AGREEMENT TO RELEASE MY CLAIMS. I will receive consideration from Stellent as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Stellent if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though Stellent will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

ADVICE TO CONSULT WITH AN ATTORNEY. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

PERIOD TO CONSIDER THE RELEASE. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

MY RIGHT TO RESCIND THE RELEASE. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

PROCEDURE FOR ACCEPTING OR RESCINDING THE RELEASE. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Stellent by hand or by mail within the 21-day period that I have to consider the Release. To rescind my acceptance of this Release, I must deliver a written, signed statement that I rescind my acceptance to Stellent by hand or by mail within the 15-day rescission period. All deliveries must be made to Stellent at the following address:

                                    Gregg A. Waldon
                                    Stellent, Inc.
                                    7777 Golden Triangle Drive
                                    Eden Prairie, MN  55344

If I choose to deliver the rescission of my acceptance by mail, it must be postmarked within the period stated above, and properly addressed to Stellent at the address stated above.

INTERPRETATION OF THE RELEASE. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

MY REPRESENTATIONS. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Stellent. No child support orders, garnishment orders, or other orders requiring that money owed to me by Stellent be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:
      ----------------------------            ----------------------------------
                                              VERN HANZLIK

                                 April 17, 2003


Gregg A. Waldon
Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, MN  55344

Dear Gregg:

         This is to confirm that I have not rescinded and will not take action to rescind the Transition Agreement and Release that I executed in favor of Stellent, Inc. and others on April 17, 2003.

                                                Very truly yours,



                                                Vern Hanzlik


                                                                       EXHIBIT D